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                                                                    EXHIBIT 23.2


The Board of Directors
Quarterdeck Corporation:

         We consent to the incorporation by reference in the registration statement on Form S-3 of Quarterdeck Corporation of our report dated November 7, 1997, except for the first paragraph of note 13, which is as of December 19, 1997, relating to the balance sheets of Quarterdeck Corporation as of September 30, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in Form 10-K of Quarterdeck Corporation for the year ended September 30, 1997.


                              /s/ KPMG Peat Marwick LLP



Los Angeles, California
August 4, 1998